Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509

FOR IMMEDIATE RELEASE

MONDAY, APRIL 27, 2015

EPS Increased by 76% to a Third Quarter Record $0.58 per Share Diluted

Quarterly Comparison Overview:

•	Net sales increased by 20.1%

•	Sales volume increased by 9.1%

•	Gross profit increased by 30.6%

•	Net income increased by 77.1%

Elgin, IL, April 27, 2015 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2015 third quarter. Net income for the third quarter of fiscal 2015 was $6.5 million, or $0.58 per share diluted, compared to net income of $3.7 million, or $0.33 per share diluted, for the third quarter of fiscal 2014. Net income for the first three quarters of fiscal 2015 was $20.8 million, or $1.86 per share diluted, compared to net income of $19.7 million, or $1.77 per share diluted, for the first three quarters of fiscal 2014. Both net income and earnings per share diluted were the highest amounts ever reported by the Company for a fiscal quarter ending in March. Net income for the 2014 third quarter and 2014 year to date period included a reduction in income tax expense of $0.6 million, or $0.06 per share diluted, which was attributable to the tax benefit that resulted from an income tax loss from the divestiture of the Company’s investment in ARMA Energy, Inc.

Net sales increased to $209.4 million for the third quarter of fiscal 2015 from $174.3 million for the third quarter of fiscal 2014. The increase in net sales was attributable to a 10.1% increase in selling prices and a 9.1% increase in sales volume, which is defined as pounds sold to customers. Volume increased for all major product types except pecans. Volume increased in the consumer, contract packaging and export distribution channels in the quarterly comparison. The increase in volume in the consumer channel came from increased sales of private brand snack nut and trail mix products to existing customers and increased sales of Orchard Valley Harvest brand products. Volume declined for Fisher recipe nuts and snack nuts by 4.8% and 10.0%, respectively, in the quarterly comparison. The decline in Fisher recipe nut volume was due to reduced merchandising activity at a major customer. The decline in Fisher snack nut volume was due to a change in the timing of merchandising activity at a major customer where that promotional activity occurred in the second quarter of fiscal 2015 as opposed to the third quarter of fiscal 2014. The increase in volume in the contract packaging channel was attributable to increased sales with existing customers, which arose in large part from new product introductions. The volume increase in the export channel resulted from increased sales of Fisher snack nuts and bulk peanuts in addition to new item introductions made by an existing customer. The volume decline in the commercial ingredients channel was primarily due to lower sales of bulk pecans resulting from a smaller pecan crop and lower sales of bulk macadamia nuts due to lost business with customers that use macadamia nuts as ingredients in their products.

Net sales increased to $665.8 million for the first three quarters of fiscal 2015 from $576.1 million for the first three quarters of fiscal 2014. The increase in net sales was attributable to an 8.0% increase in selling prices and a 7.0% increase in sales volume. Sales volume increased in the consumer and contract packaging channels in the year to date comparison. The volume increase in the consumer channel was driven by increased sales of private brand snack nut and trail mix products and by increased sales of Fisher recipe and snack nuts. Increased sales of Orchard Valley Harvest brand products also contributed to the volume increase in the consumer channel. The contract packaging volume increase primarily resulted from increased sales of peanut, cashew and mixed nut products to existing customers. The volume decrease in the commercial ingredients channel mainly came from lower sales of bulk pecans and macadamia nuts for the same reasons noted in the quarterly comparison. The volume decrease in the export channel was attributable to a significantly lower supply of inshell walnuts for the export market.

Gross profit margin increased to 14.2% of net sales for the third quarter of fiscal 2015 from 13.1% for the third quarter of fiscal 2014 while gross profit increased by 30.6%. The gross profit margin and gross profit increases were mainly attributable to faster implementation of selling price increases resulting from increased commodity acquisition costs compared to the timing of selling price increases implemented in last year’s third quarter. The volume increase coupled with lower acquisition costs for walnuts also contributed to the increase in gross profit margin and gross profit.

Gross profit margin for the first three quarters of fiscal 2015 decreased to 14.7% of net sales from 15.5% for the first three quarters of fiscal 2014 while gross profit increased by 9.6%. The decrease in gross profit margin in the year to date comparison was primarily due to higher acquisition costs for pecans and almonds in the first quarter of fiscal 2015 and to the unfavorable impact on selling prices that resulted from increased trade spending in the second quarter of fiscal 2015. The decline in gross profit margin in the year to date comparison was offset in part by improved gross profit margins in the current third quarter. The increase in gross profit was mainly due to increased sales volume.

Total operating expenses for the current quarter decreased to 8.7% of net sales from 9.6% of net sales for the third quarter of fiscal 2014. The decrease in total operating expenses, as a percentage of net sales, in the quarterly comparison was mainly due to a higher net sales base. The increase in total operating expenses was primarily attributable to increases in compensation and advertising expenses. Advertising expense increased in the quarterly comparison because of the earlier Easter holiday this year.

Total operating expenses for the first three quarters of fiscal 2015 decreased to 8.9% of net sales from 9.4% of net sales for the year to date period in fiscal 2014. The decrease in total operating expenses, as a percentage of net sales, in the year to date comparison was attributable to a higher net sales base. Total operating expenses increased mainly for the same reasons cited above for the quarterly comparison. The increase in total operating expenses in the year to date comparison was also attributable in part to the $1.6 million gain on the sale of an Elgin, Illinois site formerly owned by the Company that was included in total operating expenses for the comparable period in fiscal 2014.

Interest expense for the third quarter of fiscal 2015 declined to $1.0 million from $1.1 million for the third quarter of fiscal 2014. Interest expense for the current year to date period was $2.9 million compared to $3.2 million for the first three quarters of fiscal 2014. The decrease in interest expense in the quarter to date and year to date comparison primarily resulted from lower interest rates for the short-term credit facility.

The value of total inventories on hand at the end of the current third quarter increased by $30.3 million or 15.3% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2014. The increase in the value of total inventories was primarily due to higher commodity acquisition costs for pecans and almonds and increased quantities for walnuts, work-in-process and finished goods. As a result of higher acquisition costs for pecans and almonds, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the current third quarter increased by 3.7% compared to the weighted average cost per pound of input stocks on hand at the end of last year’s third quarter.

“Our net income for the current third quarter exceeded last year’s record third quarter net income by a wide margin due in large part to considerable volume increases in private brand snack nuts and trail mixes and significant volume increases with our key contract packaging customers,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “A 56% increase in volume for our Orchard Valley Harvest brand also contributed to the volume increase in the quarterly comparison primarily as a result of distribution gains,” Mr. Sanfilippo added. “Although we experienced declines in sales volume for Fisher recipe and snack nuts, both brands outperformed their respective categories at retail in the quarterly comparison. According to market data from IRI, Fisher recipe nut pound volume increased by 5% compared to a 5% decline for the entire recipe nut category, and Fisher snack nut pound volume increased by 7% compared to a 2% increase for the entire snack nut category. Our Orchard Valley Harvest produce brand also performed well at retail in the quarterly comparison with a 52% increase in pound volume compared to a 9% decline in pound volume for the entire produce nut category,” Mr. Sanfilippo noted. “During the current third quarter, the testing phase for our Fisher Nut Exactly brand ended, and we introduced this new snack bite product line into distribution with eight retailers in approximately 700 stores. In the fourth quarter of fiscal 2015, we expect to ship Fisher Nut Exactly to nine additional retailers in over 4,000 stores. The introduction of Fisher Nut Exactly has been well-received by retailers and consumers,” Mr. Sanfilippo stated. “We continue to improve the alignment of selling prices with commodity acquisition costs, especially in respect to timing. In the current third quarter, our sales and marketing teams implemented nearly all of our post-harvest price adjustments in the first half of January, and their efforts largely accounted for the improvement in gross profit margin in the quarterly comparison,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, April 28, 2015, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-713-4215 from the U.S. or 617-213-4867 internationally and enter the participant passcode of 82336998. This call is being webcast by NASDAQ/OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 26, 2015	March 27, 2014	March 26, 2015	March 27, 2014
Net sales	$209,396	$174,291	$665,806	$576,102
Cost of sales	179,612	151,492	568,095	486,986

Gross profit	29,784	22,799	97,711	89,116

Operating expenses:
Selling expenses	11,155	10,283	37,898	35,338
Administrative expenses	7,132	6,378	21,625	20,559
Gain on assets held for sale	—	—	—	(1,641)

Total operating expenses	18,287	16,661	59,523	54,256

Income from operations	11,497	6,138	38,188	34,860

Other expense:
Interest expense	1,028	1,077	2,895	3,225
Rental and miscellaneous expense, net	372	453	2,830	1,777

Total other expense, net	1,400	1,530	5,725	5,002

Income before income taxes	10,097	4,608	32,463	29,858
Income tax expense	3,579	927	11,627	10,178

Net income	$6,518	$3,681	$20,836	$19,680

Basic earnings per common share	$0.58	$0.33	$1.87	$1.79

Diluted earnings per common share	$0.58	$0.33	$1.86	$1.77

Cash dividends declared per share	$—	$—	$1.50	$1.50

Weighted average shares outstanding
— Basic	11,183,505	11,073,669	11,137,260	11,016,926

— Diluted	11,274,782	11,156,229	11,231,438	11,116,491

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 26, 2015	June 26, 2014	March 27, 2014
ASSETS
CURRENT ASSETS:
Cash	$2,064	$1,884	$1,197
Accounts receivable, net	66,654	55,800	52,446
Inventories	228,377	182,830	198,067
Deferred income taxes	3,489	3,484	3,496
Prepaid expenses and other current assets	7,959	5,376	7,069

	308,543	249,374	262,275

PROPERTIES, NET:	131,793	130,454	132,508

OTHER ASSETS:
Intangibles, net	3,618	5,246	5,903
Other	11,158	9,537	9,384

	14,776	14,783	15,287

	$455,112	$394,611	$410,070

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$74,614	$40,542	$55,829
Current maturities of long-term debt	3,369	3,349	3,345
Accounts payable	64,562	44,907	54,746
Book overdraft	6,112	2,414	6,886
Accrued expenses	18,229	21,019	14,161

	166,886	112,231	134,967

LONG-TERM LIABILITIES:
Long-term debt	33,137	35,666	36,506
Retirement plan	14,655	14,372	12,844
Other	6,521	5,515	5,220

	54,313	55,553	54,570

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	87	85	85
Capital in excess of par value	110,881	108,305	107,880
Retained earnings	127,195	123,118	116,510
Accumulated other comprehensive loss	(3,072)	(3,503)	(2,764)
Treasury stock	(1,204)	(1,204)	(1,204)

	233,913	226,827	220,533

	$455,112	$394,611	$410,070

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